Exhibit 99.1

Altavista, VA October 13, 2010 - The Board of Directors of Pinnacle Bankshares Corporation (OTCBB: PPBN) declared an annual cash dividend of $0.05 per share on October 12, 2010 payable November 5, 2010 to shareholders of record October 22, 2010. Pinnacle Bankshares is the one-bank holding company for First National Bank.

“Our board yesterday accomplished one of its top priorities for 2010 with the declaration of a cash dividend to be paid prior to the end of the year,” stated Rob Gilliam, President & CEO of Pinnacle Bankshares and First National Bank. Cash dividend payments were suspended following the payment of a $0.10 per share dividend in February, 2009. With appreciably lower net income reported for 2008 and 2009 and with an emphasis on capital preservation, the company was anxious to find justification for resumption of cash dividend payments. “The board has remained sensitive to the interests of shareholders,” continued Gilliam, “and improvement in net income through the first three quarters of 2010 provided justification for payment of a cash dividend at this time.”

The Pinnacle board was careful in declaring the current dividend as an “annual dividend.” In moving to an annual dividend, the board maintains flexibility in declaring future dividends, inasmuch as the economy and the banking industry as a whole remain in a fragile state.

Pinnacle Bankshares expects to release its third quarter 2010 earnings by the end of October.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, one branch in the Town of Rustburg, two branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. First National Bank is celebrating its 102nd year in operation.

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com